EXHIBIT 99.1

CYBERONICS PROVIDES UPDATE ON TAX POSITION

HOUSTON, Texas, November 16, 2009 -- Cyberonics, Inc. (NASDAQ:CYBX) today announced an update with respect to its tax position.

In its fiscal second quarter ended October 23, 2009, Cyberonics expects to record a non-cash GAAP tax benefit of approximately $40 million resulting from the reversal of its tax valuation allowance related to net operating losses.  The recognition of this tax benefit follows from the determination that U.S. operations have achieved sustainable profitability and expect to continue to be profitable for a reasonable period.  The non-cash tax benefit represents approximately 40 percent of the valuation allowance previously recorded against the company’s deferred tax asset.

Cyberonics expects that, except for the impact of benefit referred to above, its effective income tax rate will range from 1 to 2 percent for fiscal 2010 and approximately 37 percent for fiscal 2011, subject to the possible future recognition of additional tax valuation allowance benefits.  In both years, the company expects that cash income tax expense will range from 1 to 2 percent of taxable income, although future changes in our tax net operating loss limitation position could affect this expectation.

“We are pleased to have reached the point in our financial turnaround where it is appropriate to recognize a significant part of the value of our net operating loss carry-forwards,” said Greg Browne, Chief Financial Officer.  “Our balance sheet already reflects improved cash and debt positions, and shareholders equity will, as a result of this recognition, provide additional confirmation of the underlying strength of our capital structure.”

Further details will be provided on the company’s scheduled conference call with investors to review fiscal 2010 second quarter results on November 19, 2009.

About Cyberonics, Inc. and VNS TherapyTM

Cyberonics, Inc. (NASDAQ:CYBX) is a medical technology company with core expertise in neuromodulation.  The company developed and markets the Vagus Nerve Stimulation (VNS) Therapy™ System, which is FDA-approved for the treatments of refractory epilepsy and treatment-resistant depression.  The VNS Therapy System uses a surgically implanted medical device that delivers pulsed electrical signals to the vagus nerve. Cyberonics markets the VNS Therapy System in selected markets worldwide.
Additional information on Cyberonics, Inc. and VNS Therapy™ is available at www.cyberonics.com and www.vnstherapy.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," and "forecast," or other similar words.  Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable.  We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable.  Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning recording a non-cash GAAP tax benefit, continued profitability of our U.S. operations, expected income tax rates and cash tax expense rates for fiscal 2010 and 2011, improving shareholders’ equity, and strengthening our capital structure. Our actual results may differ materially.  Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of other indications; the development of, or failure to develop, new products, including, but not limited to, products incorporating seizure detection and new stimulation parameters; satisfactory completion of post-market studies required by the U.S. Food and Drug Administration as a condition of approval for the treatment-resistant depression indication; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new indications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; the results of the previously disclosed governmental inquiries; the potential identification of material weaknesses in our internal controls over financial reporting; risks and costs associated with such governmental inquiries and any litigation relating thereto or to our stock option grants, procedures, and practices (including the previously disclosed private litigation); uncertainties associated with stockholder litigation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission (SEC).  For a detailed discussion of these and other cautionary statements, please refer to our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 24, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended July 24, 2009.

Contact information

Greg Browne, CFO
Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058
Main:  (281) 228-7262/Fax:  (281) 218-9332
ir@cyberonics.com

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